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                                    Exhibit 10.1


                          PACIFIC GATEWAY PROPERTIES, INC.

                                 SERIES 1 PREFERRED

                              STOCK PURCHASE AGREEMENT

                                 SEPTEMBER 21, 1998


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                          PACIFIC GATEWAY PROPERTIES, INC.
                                 SERIES 1 PREFERRED
                              STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made as of the 21st day of September, 1998, by and among Pacific Gateway Properties, Inc., a New York corporation (the "Company"), and GEM Value/PGP, LLC (the "Investor").

     WHEREAS:

     A. The Company and the Investor are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the provisions of Regulation D ("REGULATION D"), as promulgated by the United States Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "SECURITIES ACT"), and Section 4(2) of the Securities Act;

     B. The Company desires to sell and the Investor desires to purchase, upon the terms and conditions stated in this Agreement, 300,000 shares of the Company's Series 1 Preferred Stock, par value $1.00 per share (the "Series 1 Preferred Stock"), at a price of $10.00 per share for an aggregate principal amount of Three Million Dollars ($3,000,000). The Series 1 Preferred Stock is convertible into Common Stock of the Company, par value $1.00 per share (the "COMMON STOCK");

     C. Contemporaneous with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Registration Rights Agreement, in the form attached hereto as EXHIBIT A (the "REGISTRATION RIGHTS AGREEMENT"), pursuant to which the Company has agreed to provide certain registration rights under the Securities Act and the rules and regulations promulgated thereunder, and applicable state securities laws; and

     D. Contemporaneous with the execution of this Agreement and the Registration Rights Agreement the parties hereto and Richard Osborne Trust, Turkey Vulture Fund XIII, Ltd. and Liberty Self Stor, Ltd. (collectively, the "Principal Stockholder") are executing and delivering a Stockholder Agreement and Irrevocable Proxy, in the form attached hereto as EXHIBIT B (the "STOCKHOLDERS' AGREEMENT"), pursuant to which the Investor and the Principal Stockholder have agreed to certain Tag-Along Rights with respect to the transfer and disposition of their shares and to certain voting arrangements in connection with a Change of Control Transaction (as defined therein).

     NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

     1.   PURCHASE AND SALE OF STOCK.

          1.1. SALE AND ISSUANCE OF SERIES 1 PREFERRED STOCK.

               (a) The Company shall adopt and file with the Department of State of the State of New York on or before the Closing (as defined below) the Amendment to the Certificate of Incorporation in the form attached hereto as EXHIBIT C (the "Certificate of


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Amendment").  In order to assist the parties in interpreting certain provisions of the Certificate of Amendment, interpretive examples are attached hereto as SCHEDULE A.

               (b) Subject to the terms and conditions of this Agreement, the Investor, agrees to purchase at the Closing and the Company agrees to sell and issue to the Investor at the Closing 300,000 shares of the Company's Series 1 Preferred Stock at a price of $10.00 per share for an aggregate purchase price of $3,000,000 (the "Purchase Price").

          1.2. CLOSING. The purchase and sale of the Series 1 Preferred Stock under Article 1.1(b) shall take place at 9:00 a.m. pacific standard time, on September 21, 1998 (the "Closing"). The Closing shall take place at the offices of Gibson, Dunn & Crutcher LLP, Telesis Tower, One Montgomery Street,
San Francisco, California 94104, or at such other time and place as the Company and the Investor mutually agree upon orally or in writing. At the Closing, the Company shall deliver to the Investor a certificate representing the Series 1 Preferred Stock and the Investor or the Investor's designee shall deliver the Purchase Price to the Company by wire transfer of immediately available funds to the Company, in accordance with the Company's written wiring instructions attached hereto as SCHEDULE B.

     2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to the Investor that, except as set forth on a Schedule of Exceptions attached hereto as SCHEDULE C which exceptions shall be deemed to be representations and warranties as if made hereunder.

          2.1. ORGANIZATION: GOOD STANDING; QUALIFICATION. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York and has all requisite corporate power and authority to carry on its business as now conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify or be in good standing would have a material adverse effect on its business.

          2.2 AUTHORIZATION. All corporate action on the part of the Company, its officers, directors, and shareholders necessary for the authorization, execution and delivery of this Agreement, the Registration Rights Agreement and the Stockholders' Agreement, the performance of all obligations of the Company hereunder and thereunder, and the authorization, issuance (or reservation for issuance), sale, and delivery of the Series 1 Preferred Stock being sold hereunder and the Common Stock issuable upon conversion thereof has been taken or will be taken prior to the Closing, and this Agreement, the Registration Rights Agreement and the Stockholders' Agreement constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.


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          2.3. VALID ISSUANCE OF PREFERRED AND COMMON STOCK.  The Series 1
Preferred Stock that is being purchased by the Investor hereunder, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable and the Investor shall have good and marketable title to the shares of Series 1 Preferred Stock free of any liens or restrictions (unless created by the Investor) other than restrictions expressly set forth in this Agreement, the Stockholders' Agreement or the Registration Rights Agreement. Based in part upon the representations of the Investor in this Agreement, the shares of Series 1 Preferred Stock will be issued in compliance with applicable state and federal securities laws. The Common Stock issuable upon conversion of the Series 1 Preferred Stock purchased under this Agreement has been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Certificate of Amendment, will be duly and validly issued, fully paid, and nonassessable and issued in compliance with applicable state and federal securities laws and the Investor shall have good and marketable title to the shares of Common Stock free of any liens or restrictions (unless created by the Investor) other than restrictions expressly set forth in this Agreement, the Stockholders' Agreement or the Registration Rights Agreement.

          2.4. GOVERNMENTAL CONSENTS. No consent, approval, order or authorization of, or filing with, any local, state, or federal governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for any filing required pursuant to the Securities Act and any applicable state securities laws.

          2.5. CAPITALIZATION AND VOTING RIGHTS. As of the date of this Agreement, the authorized capital of the Company consists of:

               (i) PREFERRED STOCK. Two Million (2,000,000) shares of Preferred Stock (the "Preferred Stock"), of which Three Hundred Thousand (300,000) shares have been designated Series 1 Preferred Stock and all of which will be sold pursuant to this Agreement. The rights, privileges and preferences of the Series 1 Preferred Stock will be as stated in the Certificate of Amendment.

               (ii) COMMON STOCK. Ten Million (10,000,000) shares of Common Stock, of which 3,933,536 shares are issued and outstanding.

               (iii) All such issued and outstanding shares have been duly authorized and validly issued and are fully paid and non-assessable and no issued and outstanding shares are subject to pre-emptive rights created by statute, the Certificate of Incorporation or Bylaws or any agreement to which the Company is a party or by which the Company may be bound. All outstanding shares of the Company's capital stock have been issued in compliance with applicable federal and state securities laws.

               (iv) The Company has reserved for issuance 204,175 shares of Common Stock pursuant to the Company's 1985 and 1996 Stock Option Plans, of which, as of the date of this Agreement, options to purchase 171,175 shares were outstanding with a weighted average exercise price of $2.79 per share and 33,000 shares remain available for issuance


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pursuant to options that may be granted under the 1996 Stock Option Plan.
Except for the shares of Series 1 Preferred Stock to be issued pursuant to this Agreement or as set forth on SCHEDULE C there are no other options, warrants, conversion privileges, preemptive rights, rights of first refusal or other contractual rights presently outstanding or in existence to purchase or otherwise acquire any authorized but unissued shares of the Company's capital stock or other securities or capital stock or other securities of any subsidiary of the Company.

               (v) Except for the Registration Rights Agreement and as disclosed on SCHEDULE A, there are no agreements or arrangements under which the Company is obligated to register the sale of any of its securities under the Securities Act. Except as set forth on SCHEDULE C, there are no securities or instruments containing antidilution or similar provisions that will be triggered by the issuance of the Series 1 Preferred Stock in accordance with the terms of this Agreement.

          2.6. LITIGATION. Except as disclosed in the SEC Documents filed prior to the date hereof, there is no action, suit, proceeding or investigation pending or currently threatened against the Company that questions the validity of this Agreement or the right of the Company to enter into such agreement, or to consummate the transactions contemplated hereby, or that might result, either individually or in the aggregate, in any material adverse change in the assets, prospects or financial condition of the Company, or in any material change in the current equity ownership of the Company. The Company is not a party to, or to the best of its knowledge, named in any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit or proceeding by the Company currently pending or that the Company currently intends to initiate.

          2.7. OFFERING. Subject in part to the truth and accuracy of the Investor's representations set forth in Section 3 of this Agreement, the offer, sale and issuance of the Series 1 Preferred Stock as contemplated by this Agreement are exempt from the registration requirements of the Securities Act of 1933, as amended (the "Act"), and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

          2.8. DISCLOSURE. The Company has fully provided the Investor with all the information that the Investor has requested for deciding whether to purchase the Series 1 Preferred Stock and all information that the Company believes is reasonably necessary to enable the Investor to make such decision. To the best of the Company's knowledge, neither this Agreement, the Registration Rights Agreement, the Stockholders' Agreement, nor any other statements or certificates made or delivered in connection herewith or therewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

          2.9. CORPORATE DOCUMENTS. Except for the Certificate of Amendment, the Certificate of Incorporation and Bylaws of the Company are in the form attached hereto as Section 2.9 of Schedule C.


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          2.10 SEC DOCUMENTS. The Company has furnished to the Investor prior to the date hereof copies of its Annual Report on Form 10-K for the fiscal year ended December 31, 1997 ("FORM 10-K"), and all other registration statements, reports and proxy statements filed by the Company with the Securities and Exchange Commission ("COMMISSION") on or after December 31, 1997 (the Form 10-K and such registration statements, reports and proxy statements, are collectively referred to herein as the "SEC DOCUMENTS"). Each of the SEC Documents, as of the respective date thereof, did not, and each of the registration statements, reports and proxy statements filed by the Company with the Commission after the date hereof and prior to the Closing will not, as of the date thereof, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except as may have been corrected in a subsequent SEC Document. The Company is not a party to any material contract, agreement or other arrangement which was required to have been filed as an exhibit to the SEC Documents that is not so filed.

          2.11 ENVIRONMENTAL MATTERS. The Investor has been provided with complete copies of the most recent environmental assessment, evaluation, contamination or remediation reports regarding any of the Company's properties which are in the Company's possession. To the knowledge of the Company, there is no claim, action, cause of action, investigation or notice by any person or entity against the Company or any of its properties alleging potential liability arising out or, or based on or resulting from (a) the presence or release into the indoor or outdoor environment of any hazardous materials at any location or
(b) the violation of any federal, state or local laws or regulations relating to pollution or protection of human health or the environment, which individually or in the aggregate would have a material adverse effect on the Company or its business.

         2.12. FINDER'S FEES. The Company represents that it neither is nor will be obligated for any finder's fee or commission in connection with this transaction.

     3. REPRESENTATIONS AND WARRANTIES OF THE INVESTOR. The Investor hereby represents and warrants that:

          3.1. AUTHORIZATION. The Investor has full power and authority to enter into this Agreement, the Registration Rights Agreement and the Stockholders' Agreement, and such agreements constitute valid and legally binding obligations of the Investor, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

          3.2. PURCHASE ENTIRELY FOR OWN ACCOUNT. This Agreement is made with the Investor in reliance upon the Investor's representation to the Company, which by the Investor's execution of this Agreement the Investor hereby confirms, that the Series 1 Preferred Stock to be purchased by the Investor and the Common Stock issuable upon conversion thereof (collectively, the "Securities") will be acquired for investment for the Investor's own account, not as a nominee or agent, and not with a present view to the resale or distribution of any part thereof, and that the


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Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. Except as contemplated by this Agreement, the Registration Rights Agreement and the Stockholders' Agreement, the Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities.

          3.3. RELIANCE UPON INVESTOR'S REPRESENTATIONS. The Investor understands that the Series 1 Preferred Stock is not, and any Common Stock acquired on conversion thereof at the time of issuance may not be, registered under the 1933 Act on the ground that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from registration under the Securities Act pursuant to Regulation D and Section 4(2) thereof, and that the Company's reliance on such exemption is predicated on the Investor's representations set forth herein.

          3.4. RECEIPT OF INFORMATION. Such Investor believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Series 1 Preferred Stock. Such Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Series 1 Preferred Stock and the business, properties, prospects and financial condition of the Company and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to it or to which it had access. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Investor to rely thereon.

          3.5. INVESTMENT EXPERIENCE. The Investor represents that it is experienced in evaluating and investing in securities of companies and acknowledges that it can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Series 1 Preferred Stock.

          3.6. ACCREDITED INVESTOR OR RELATIONSHIP TO THE COMPANY. The Investor further represents to the Company that the Investor is an "Accredited Investor" within the meaning of SEC Rule 501 of Regulation D, as presently in effect.

          3.7. RESTRICTED SECURITIES. The Investor understands that (i) except as provided in the Registration Rights Agreement, the Securities have not been and are not being registered under the Securities Act or any state securities laws, and may not be transferred unless (a) subsequently registered thereunder, or (b) the Investor shall have delivered to the Company an opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the Securities to be sold or transferred may be sold or transferred under an exemption from such registration, or (c) sold under Rule 144 promulgated under the Securities Act (or a successor rule) ("RULE 144"), or (d) sold or transferred to an affiliate of the Investor (which sale or transfer shall be subject to the Company's consent which shall not be unreasonably withheld); and (ii) neither the Company nor any other person is under any obligation to register such Securities under the Securities Act or any state securities


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laws or to comply with the terms and conditions of any exemption thereunder
(in each case, other than pursuant to the Registration Rights Agreement).

          3.8. LEGENDS. To the extent applicable, each certificate or other document evidencing any of the Securities shall be endorsed with the legends set forth below, and the Investor covenants that, except to the extent such restrictions are waived by the Company, the Investor shall not transfer the shares represented by any such certificate without complying with the restrictions on transfer described in the legend endorsed on such certificate:

          "THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED ABSENT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR COMPLIANCE WITH RULE 144 PROMULGATED UNDER SUCH ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED"; and

          "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF THAT CERTAIN STOCKHOLDERS' AGREEMENT AND IRREVOCABLE PROXY, DATED SEPTEMBER 21, 1998 BETWEEN THE COMPANY AND THE REGISTERED HOLDER OF THE SHARES (OR THE PREDECESSOR IN INTEREST TO THE SHARES). SUCH AGREEMENT GRANTS CERTAIN TAG-ALONG RIGHTS WITH RESPECT TO THE TRANSFER AND DISPOSITION OF THE SHARES REPRESENTED BY THIS CERTIFICATE AND PROVIDES FOR CERTAIN VOTING ARRANGEMENTS. THE COMPANY WILL, UPON REQUEST, FURNISH A COPY OF SUCH AGREEMENT TO THE HOLDER HEREOF WITHOUT CHARGE."

          3.9. FINDER'S FEES. The Investor represents that it neither is nor will be obligated for any finder's fee or commission in connection with this transaction.

          4. CONDITIONS OF INVESTOR'S OBLIGATIONS AT CLOSING. The obligations of the Investor to effect the Closing are subject to the fulfillment on or before the Closing of each of the following conditions,:

          4.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in Section 2 shall have been true when made and be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing.

          4.2. PERFORMANCE. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

          4.3. QUALIFICATION. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in


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connection with the lawful issuance and sale of the Securities pursuant to this Agreement shall be duly obtained and effective as of the Closing,

          4.4. PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Investor.

          4.5. REGISTRATION RIGHTS AGREEMENT. The Company shall have executed and delivered the Registration Rights Agreement.

          4.6. STOCKHOLDERS' AGREEMENT. The Company and the Principal Stockholder shall have executed and delivered the Stockholders' Agreement.

     5. CONDITIONS OF THE COMPANY'S OBLIGATIONS AT CLOSING. The obligations of the Company to effect the Closing are subject to the fulfillment on or before the Closing of each of the following conditions by the Investor:

          5.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Investor contained in Section 3 shall have been true when made and be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

          5.2 QUALIFICATIONS. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Securities pursuant to this Agreement shall be duly obtained and effective as of the Closing.

          5.3. PAYMENT OF PURCHASE PRICE. The Investor shall have delivered the purchase price as specified in Section 1.1.

          5.4. REGISTRATION RIGHTS AGREEMENT. The Investor shall have executed and delivered the Registration Rights Agreement.

          5.5. STOCKHOLDERS' AGREEMENT. The Investor and the Principal Stockholder shall have executed and delivered the Stockholders' Agreement.

     6. COVENANTS OF COMPANY. The Company covenants and agrees with the Investor as follows:

          6.1 BOARD REPRESENTATION. For as long as the Investor or its Affiliates holds at least 100,000 shares of Series 1 Preferred Stock or Common Stock (subject to adjustment to reflect any stock split, reverse stock split, stock dividend, combination of shares, reclassification of shares and the like), the Investor will be entitled to one representative on the Board of Directors and the Company will use its best efforts to assure the election of the Investor's chosen representative to the Board of Directors at the earlier of the next scheduled meeting of the Board of Directors or the Annual Stockholders' Meeting and to provide such director with the same director and officers insurance and indemnification arrangement as are provided to other


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members of the Board of Directors.  In the event that such chosen representative is not so elected, such person shall be entitled to receive notices of and attend all meetings of the Board of Directors as a non-participating observer and to receive copies of all materials distributed to the members of the Company's Board of Directors at the time such materials are so distributed.

          6.2 TERMINATION OF STANDSTILL. At the Closing, GEM Value, Inc. will cease to be subject to the standstill provisions contained in the tenth and eleventh paragraphs of the Confidentiality Agreement dated June 29, 1998, between the Company and GEM Value, Inc. (the "Confidentiality Agreement"); provided, however, that all other provisions of the Confidentiality Agreement will remain in full force and effect in accordance with their terms.

          6.3  EXEMPTION FROM OWNERSHIP LIMIT.

          (a) In reliance upon the representations, warranties, and covenants of the Investor contained in Section 7.3 hereof, pursuant to subparagraph (A)(9) of Article VI of the "Maryland Articles" (as defined in Section 7.1 hereof), the Company agrees that it will exempt the Investor and GEM Value Fund L.P. ("GEM") from the restrictions on ownership contained in subparagraph (A)(2)(b) of
Article VI of the Maryland Articles such that GEM may own 101,700 shares of Common Stock of the "Maryland Company" (as defined in Section 7.1 hereof) and the Investor or GEM may own 300,000 shares of Series 1 Preferred Stock of the Maryland Company. Such exemptions shall be granted to the Investor and GEM only, and shall not be assignable to any other person or entity (including, without limitation, successors and assigns of the Investor or GEM).

          (b) If at any time and each time that there is a breach of any covenant contained in Section 7.3(a) hereof, and as a result of such breach (but for the provisions of this Section 6.3(b)), the Company would be "closely held" within the meaning of Section 856(h) of the Internal Revenue Code of 1986, as amended (the "Code"), then the exemption granted in Section 6.3(a) hereof shall, as of the close of business on the business day prior to the date of such breach, cease to be effective, and any shares of the Company's capital stock owned by the Investor or GEM shall be subject to subparagraph (A)(2)(b) of
Article VI of the Maryland Articles. Notwithstanding anything herein to the contrary, if at any time and each time the exemption granted in Section 6.3(a) so ceases to be effective, it shall cease to be effective only to the extent necessary such that the Company would not be "closely held." If at any time and each time that the exemption granted in Section 6.3(a) hereof so ceases to be effective, the Investor or GEM own both shares of Common Stock and shares of Series 1 Preferred Stock of the Company, subparagraph (A)(2)(b) of Article VI of the Maryland Articles shall apply to such shares pro rata based on the proportion that the fair market value of the shares of each class of stock bears to the total fair market value of the shares of such class of stock owned by the Investor or GEM.

     7. COVENANTS OF THE INVESTOR. The Investor covenants and agrees with the Company as follows:

          7.1 APPROVAL OF REIT CONVERSION. The Investor acknowledges that it has received and reviewed, in connection herewith, a draft of the Company's preliminary Proxy Statement containing a proposal by the Board of Directors to convert the Company to a real

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estate investment trust ("REIT") by reincorporating the Company as a Maryland corporation (the "Maryland Reincorporation") and making the appropriate elections under federal tax laws. The Investor understands that to effect the Reincorporation, the existing Company, currently organized as a corporation under the laws of New York (the "New York Company"), will be merged into a new corporation organized under the laws of Maryland (the "Maryland Company") (the "Merger"), pursuant to an Agreement and Plan of Merger by and between the New York Company and the Maryland Company. When the Merger becomes effective, (i) the New York Company will cease to exist, (ii) the Maryland Company will succeed, to the fullest extent permitted by law, to all of the business, assets and liabilities of the New York Company, and (iii) each share of Common Stock of the New York Company will be converted automatically into one share of common stock of the Maryland Company, and each share of Series 1 Preferred Stock of the New York Company will be converted automatically into one share of Series 1 Preferred Stock of the Maryland Company (the "Maryland Series 1 Preferred Stock"). As a result of the
Merger, to the extent that the Investor holds shares of Series 1 Preferred Stock the Investor will become a holder of Maryland Series 1 Preferred Stock subject to the rights, privileges and restrictions substantially in the form contained in the draft Articles of Incorporation (the "Maryland Articles") and Bylaws (the "Maryland Bylaws") of the Maryland Company, drafts of which have previously been provided to the Investor by the Company. The Investor hereby agrees to approve the Reincorporation by voting its shares of Series 1 Preferred Stock in favor of the Maryland Reincorporation, including the Maryland Articles and Bylaws, upon substantially the terms and conditions set forth in the draft Proxy Statement.

          7.2. WAIVER OF LIQUIDATION RIGHTS. The Investor hereby waives its liquidation rights, with respect to the Maryland Reincorporation, pursuant to
Article IV, Section (d)(3) of the Certificate of Amendment, as amended.

          7.3. REIT REPRESENTATIONS, WARRANTIES AND COVENANTS. The Investor hereby represents and warrants that, as of the date hereof, and covenants (except in the case of Section 7.3(c) below) that, from and after the effective time of the Maryland Reincorporation:

               (a) For purposes of Sections 7.3(b) -(j), the term "Investor" shall include GEM.

               (b) No entity or individual "Beneficially Owns" or "Constructively Owns" (as defined below), or in the future will Beneficially or Constructively Own, twenty-five percent (25%) or more of the capital or profits interests of any direct member or partner of the Investor. The Investor is and will be taxable as a partnership for federal income tax purposes and not as a corporation or association taxable as a corporation.

               (c) On the date of the Closing, the Investor will not be "closely held" within the meaning of Section 856(h) of the Code, determined as though the Investor were a corporation, trust, or association (i) that had elected to be treated as a real estate investment trust under Section 856 of the Code and (ii) without regard to Section 856(h)(2) of the Code. Within ten (10) business days of the date of any reasonable request from the Company, for so long as the Investor owns any shares of capital stock of the Company, the Investor will inform the Company in writing of whether the Investor is "closely held" (as defined in this Section 7.3(b)) determined as of the date of the Company's request.

               (d) From and after the first day of the Company's first taxable year as a REIT under Section 856 et. seq. of the Code until such time as the Investor no longer owns any of the capital stock of the Company, the Investor's ownership in the Company does not and will not cause the Company to Constructively Own more than 9.8% of the stock or the "Ownership Interests" (as defined below) in any tenant (a "Tenant") (within the meaning of
Section 856(d)(2)(B) of the Code) (determined without regard to interests in any such Tenant that the Company may actually or Constructively Own other than as a result of the Investor's actual or Constructive Ownership in the Company) from whom the Company, directly or indirectly receives or is expected to receive "rents from real property" (as such term is defined in Section 856(d) of the Code (for purposes of applying Sections 856(c)(2) and (3) of the Code)) if such ownership would cause the Company to fail to satisfy any of the gross income requirements of Section 856(c) of the Code.

               (e) The Investor will promptly inform the Company if the Investor has knowledge of any facts or circumstances which would make the statements contained in Section 7.3(d) incorrect. Furthermore, within ten (10) business days of the date of any reasonable written request from the Company, for so long as the Investor owns any shares of capital stock of the Company, the Investor will inform the Company in writing of whether it actually or Constructively Owns one percent (1%) or more of any Tenant described in such request.

               (f) The term "Constructively Owns" refers to stock or Ownership Interests which the Investor (or another individual or entity) actually owns, as well as stock or Ownership Interests which the Investor (or another individual or entity) is considered to own through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code.

               (g) The term "Beneficially Owns" refers to stock or an Ownership Interest that the Investor (or another individual or entity) actually owns, as well as stock or Ownership Interests that the Investor (or another individual or entity) is considered to own through the application of Section 544 of the Code, as modified by Section 856(h) of the Code.

               (h) The term "Ownership Interest" refers to any type of ownership interest in either assets or net profits of an entity other than a corporation.

               (i) The Investor understands that the exemption from the Ownership Limit referred to in Section 6.3 hereof shall cease to be effective as provided in Section 6.3 hereof. If such exemption ceases to be effective, the Investor may lose any current or future right or interest to the number of shares of capital stock Beneficially or Constructively Owned by the Investor in violation of subparagraph (A)(2)(a) of Article VI of the Maryland Articles (the "Excess Shares") and (c) such Excess Shares will be transferred to a trust (or otherwise subject to subparagraph (A)(2)(b) of Article VI of the Maryland Articles) all in accordance with Section 6.3 hereof. The Investor further understands that such exemption is not assignable to any other person or entity (including, without limitation, successors and assigns of the Investor).

               (j) The Investor understands that shares of capital stock acquired from the Investor by any transferee of the Investor in an amount in violation of subparagraph (A)(2)(a) of Article VI of the Maryland Articles may be transferred to a trust (or the transfer of such shares to the transferee may be void AB INITIO) under subparagraph (A)(2)(b) of Article VI of the Maryland Articles unless a waiver of those provisions is received from the Company pursuant to subparagraph (A)(9) of Article VI of the Maryland Articles.

     8.   MISCELLANEOUS.

          8.1. ENTIRE AGREEMENT. This Agreement and the documents referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein

          8.2. SURVIVAL OF WARRANTIES; INDEMNIFICATION. The warranties, representations and covenants of the Company and the Investor contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing for a period of one year, except that the representations and warranties contained in Section 2.2, 2.3, and 3.1, and the covenants contained in Section 7.3 shall survive indefinitely. Subsequent to the Closing (i) the Company shall indemnify and hold harmless Investor from and against any liability. loss or damage, together with all reasonable costs or expenses related thereto, including reasonable attorney's fees and expenses (collectively, "Losses"), actually suffered or incurred by Investor to the extent such Losses arise out of or result from the untruth and inaccuracy of any of the representations and warranties of the Company contained herein and (ii) Investor shall indemnify and hold harmless the Company from and against any Losses actually suffered or incurred by the Company and arising out of or resulting from the untruth and inaccuracy of any of the representations and warranties of Investor contained herein.

          (a) The expiration of the applicable survival period set forth above shall not effect any claim for indemnification under this Section 8.2 if written notice of a claim for indemnification has been delivered by the person seeking indemnification (the "Indemnitee") to the person from whom indemnification is sought (the "Indemnitor") with respect to breaches of such representation and warranties before the expiration of the applicable survival period set forth above. All notices given pursuant to this subsection (a) shall set forth with reasonable specificity the basis for the claim for indemnification and the amount of Losses with respect to such claim.

          (b) The indemnification rights under this Section 8.2 shall be the exclusive remedy available to the parties subsequent to the Closing Date with respect to any untruth or inaccuracy in any of the representations and warranties contained in this Agreement.

          8.3. SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including, without limitation, the Maryland Company and permitted transferees of any shares of Series 1 Preferred Stock sold hereunder or any Common Stock issued upon conversion thereof). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Notwithstanding the foregoing, this Agreement may not be assigned by any party hereto except that Investor may assign its rights and obligations under this Agreement to any affiliate (as defined under the Securities Act), limited partner or investors of Investor, PROVIDED, that any such assignment shall not relieve Investor of any of its obligations hereunder or under the Stockholders Agreement or Registration Rights Agreement.

          8.4. GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of California, as applied to agreements among residents of the State of California entered into and to be performed entirely within the State of California, irrespective of choice-of-law principles of the State of California.

          8.5. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          8.6. TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

          8.7. NOTICES. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effective upon personal delivery to the party to be notified by hand or professional courier service or ten (10) days after deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days' advance written notice to the other parties.

          8.8. EXPENSES. Irrespective of whether the Closing is effected, each party will be exclusively responsible to pay all its own costs and expenses with respect to the negotiation, execution, delivery and performance of this Agreement, the Registration Rights Agreement and the Stockholders' Agreement.

           8.9. AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investor. Any amendment or waiver affected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities have been converted), each future holder of all such securities, and the Company.

          8.10. SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

          8.11. ENTIRE AGREEMENT. This Agreement and the documents referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

          8.12 NO PERSONAL LIABILITY. Nothing in this Agreement shall be deemed to impose any personal liability on the part of an officer, director, shareholder, partner, member, manager or employee of the Investor or the Company.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                              PACIFIC GATEWAY PROPERTIES, INC.

                              By:  /s/ RAYMOND V. MARINO
                                   ---------------------------------------
                                   Raymond V. Marino
                                   President and Chief Executive Officer

                              Address:  930 Montgomery Street, Suite 400
                                        San Francisco, California  94133

                              INVESTOR:
                              GEM VALUE/PGP LLC

                              By:  GEM Value Partners, L.L.C.,
                                   Its Managing Member

                              By: /s/ MICHAEL A. ELRAD
                                 ---------------------------------
                              Name: Michael A. Elrad
                              Title: Executive Vice President


                              Address: 900 North Michigan Avenue, Suite 1900 Chicago, Illinois 60611-1575

                                      SCHEDULE A


     The following examples illustrate the parties' intended interpretation of the terms of the Certificate of Amendment of the Company's Certificate of Incorporation (the "Certificate").

LIQUIDATION PREFERENCE EXAMPLES

EXAMPLE 1:     Assume that immediately prior to a complete liquidation,
               dissolution or winding up of the Corporation (a
               "Dissolution"), 5,000,000 shares of Common Stock are outstanding and 300,000 shares of Series 1 Preferred Stock are outstanding and the Company has assets with an immediate liquidation value of $2,700,000. Further assume that there has been no adjustment to the Conversion Price pursuant to
               Section 4(C) of the Certificate and no adjustment to the Liquidation Preference pursuant to Section 3(A) of the Certificate. Upon Dissolution, each share of Series 1
               Preferred Stock would entitle the holder to receive a preferential distribution of $9.00 (thus reducing the remaining Liquidation Preference to $1.00). No distribution would be made with respect to shares of Common Stock.

EXAMPLE 2:     Assume that immediately prior to a Dissolution, 5,000,000
               shares of Common Stock are outstanding and 300,000 shares of Series 1 Preferred Stock are outstanding. Further assume that there has been no adjustment to the Conversion Price and no adjustment to the Liquidation Preference.

               (a) Assume further that, immediately prior to the Dissolution, the Corporation's assets consist solely of $23,000,000 in cash. Upon Dissolution, first, each share of Series 1 Preferred Stock would entitle the holder to receive a preferential distribution equal to $10.00 (thus reducing the remaining Liquidation Preference to zero) and, second, each share of Common Stock would entitle the holder to receive a distribution of $4.00.

               (b) Assume further that, immediately prior to the Dissolution, the Corporation's assets consist solely of unmarketable securities ("Securities") with a fair value of $23,000,000. Upon Dissolution, first, each share of Series 1 Preferred Stock would entitle the holder to receive a preferential distribution of Securities having a fair value of $10.00 (thus reducing the remaining Liquidation Preference to zero) and, second, each share of Common Stock would entitle the holder to receive a distribution of Securities having a fair value of $4.00.

               (c) Assume further that, from time to time prior to the Dissolution, the Corporation had paid dividends to holders of Common Stock and Series 1 Preferred Stock aggregating $50,000,000, all from sources other than Sale or Refinancing Proceeds. Since dividends paid from sources other than Sale or Refinancing Proceeds are always required to be paid to holders of shares of Series 1 Preferred Stock and shares of Common Stock on a pro rata basis (subject to adjustment to reflect any stock split, reverse stock split, stock dividend, combination of shares, reclassification of shares and the like), such dividends could have had no effect on the Liquidation Preference or any Preference Repayment Amount. Also assume that, immediately prior to the Dissolution, the Corporation has assets with an immediate liquidation value of $23,000,000. Upon Dissolution, first, each share of Series 1 Preferred Stock would entitle the holder to receive a preferential distribution equal of $10.00 (thus reducing the remaining Liquidation Preference to zero) and, second, each share of Common Stock would entitle the holder to receive a distribution of $4.00.

EXAMPLE 3:     Assume that immediately prior to a Dissolution, 5,000,000
               shares of Common Stock are outstanding and 300,000 shares of Series 1 Preferred Stock are outstanding and the Corporation has assets with an immediate liquidation value of $63,600,000.
               Further assume that there has been no adjustment to the Conversion Price and no adjustment to the Liquidation
               Preference.  Upon Dissolution, first, each share of Series 1
               Preferred Stock would entitle the holder to receive a preferential distribution of $10.00, second, each share of Common Stock would entitle the holder to receive a distribution of $10.00, and third, each share of Series 1
               Preferred Stock and each share of Common Stock would entitle their respective holders to a further pro rata distribution of $2.00.

EXAMPLE 4:     Assume that immediately prior to a Dissolution, 10,000,000 shares of Common Stock are outstanding following a two for one split of the Common Stock and 300,000 shares of Series 1
               Preferred Stock are outstanding and the Corporation has assets with an immediate liquidation value of $63,600,000. Further assume that the Corporation had previously paid Dividends from Sale or Refinancing Proceeds to the holders of shares of Series 1 Preferred Stock in the aggregate amount of $600,000, thus reducing the remaining Liquidation Preference to $8.00 per share. As a result of the stock split each share of Series 1 Preferred Stock would be convertible into two shares of Common Stock pursuant to Section 4(C) of the Certificate.
               Upon Dissolution, first, each share of Series 1 Preferred
               Stock would entitle the holder to receive a preferential distribution of $8.00 (thus, reducing the remaining
               Liquidation Preference to zero), second, each share of Common
               Stock would entitle the holder to receive a distribution of $5.00, and third, the remaining $11,200,000 would be distributed to the holders of the Series 1 Preferred Stock and the holders of the Common Stock on a pro rata basis which, due to the two for one split of the Common Stock, would result in the holder of each share of Preferred Stock receiving a further distribution of approximately $2.11 and the holder of each share of Common Stock receiving a further distribution of approximately $1.06.

EXAMPLE 5:     Assume that the Corporation will be acquired (whether through a merger or a sale of substantially all of the assets of the corporation) by a third party for aggregate consideration of $63,600,000 in cash. Further assume that 5,000,000 shares of Common Stock are outstanding, 300,000 shares of Series 1
               Preferred Stock are
               outstanding and there has been no adjustment to the Conversion
               Price pursuant to Section 4(C) of the Certificate or to the Liquidation Preference pursuant to Section 3(A) of the Certificate. Upon Dissolution, first, each share of Series 1
               Preferred Stock would entitle the holder to receive a preferential distribution of $10.00 (thus reducing the remaining Liquidation Preference to zero), second, each share of Common Stock would entitle the holder to receive a distribution of $10.00 and third, each share of Series 1
               Preferred Stock and each share of Common Stock would entitle their respective holders to a further pro rata distribution of $2.00.

PREFERENCE REPAYMENT AMOUNT EXAMPLES

EXAMPLE 6:     Assume that there are 300,000 shares of Series 1 Preferred
               Stock outstanding and 5,000,000 shares of Common Stock outstanding. Assume proceeds from the sale of properties of $1.5 million. Assume a distribution of $5.00 per share to the holders of Series 1 Preferred Stock from the proceeds of such sale and no distributions from the proceeds of such sale to the holders of Common Stock. The holders of Series 1
               Preferred Stock now wish to convert into Common Stock. In order to do so, such holders must pay the Company a Preference
               Repayment Amount of $5.00 per share or a total of $1.5 million.

EXAMPLE 7:     Assume that there are 300,000 shares of Series 1 Preferred
               Stock outstanding and 5,000,000 shares of Common Stock outstanding. Assume proceeds from the sale of properties of $10 million. Assume a distribution of $10.00 per share to the holders of Series 1 Preferred Stock from the proceeds of such sale and a distribution of $1.40 per share to the holders of Common Stock from the proceeds of such sale. The holders of Series 1 Preferred Stock now wish to convert into Common
               Stock. In order to do so, such holders must pay the Company a Preference Repayment Amount equal to $8.60 per share or a total of $2.58 million. This is derived from the fact that the holders of Common Stock have received 14% of the equalization payment they were otherwise entitled to receive.

EXAMPLE 8:     Assume that there are 300,000 shares of Series 1 Preferred
               Stock outstanding and 5,000,000 shares of Common Stock outstanding. Assume proceeds from the sale of properties of $10 million. Assume a distribution of $10.00 per share to the holders of Series 1 Preferred Stock from the proceeds of such sale and a distribution of $1.40 per share to the holders of Common Stock from the proceeds of such sale. The holders of 200,000 shares of Series 1 Preferred Stock now wish to convert such shares into Common Stock. In order to do so, such holders must pay the Company a Preference Repayment Amount equal to $8.60 per share or a total of $1.72 million.

               After such conversion, assume that the Company pays a further distribution of $4.00 per share to the holders of Common Stock (which include the holders of 200,000 shares of Common Stock issued on conversion of Series 1 Preferred

               Stock) from the proceeds of an additional sale of properties. The holders of the remaining 100,000 shares of Series 1 Preferred Stock then wish to convert such shares into Common Stock. In order to do so, such holders must pay the Company a Preference Repayment Amount equal to $4.60 per share or a total of $460,000.